Exhibit 2.i.12.b

AMENDMENT TO SPLIT DOLLAR AGREEMENT

This AMENDMENT TO SPLIT DOLLAR AGREEMENT (this “Amendment”) is entered into as of October 31, 2003, by and between ROLAND CLINE (the “Owner”) and AMERICAN CAPITAL STRATEGIES, LTD., a Delaware corporation (the “Employer”).

R E C I T A L S

WHEREAS, the Owner and the Employer entered into a Stock Option Exercise Agreement dated as of September 7, 1999 (the “Exercise Agreement”), pursuant to which they entered into a Split Dollar Agreement dated as of September 7, 1999 (the “Agreement”); and

WHEREAS, the parties hereto desire to amend certain provisions of the Agreement as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing and intending to be legally bound hereby, agree as follows:

1. Definitions. All capitalized terms used herein that are not defined herein but are defined in the Agreement shall have the same meaning herein as therein.

2. Interests in the Policy. The parties acknowledge and agree that immediately prior to the execution of the Amendment, the Employer’s Interest in the Policy was $375,823.43. By virtue of the Execution of this Amendment, the Employer’s Interest is hereby reduced to $133,107.93.

3. Amendment to Paragraph 2. Paragraph 2 of the Agreement is hereby amended such that the last sentence thereof is amended and restated in its entirety as follows:

1

“The ‘Unamortized Premium Payments’ as of any dater after October 31, 2003, shall be the amount of $133,107.93, which shall be reduced by the amount of $5,787.30 on each January 1, April 1, July 1 and October 1 thereafter during the term of this Agreement until reduced to zero.”

4. Effect on the Agreement. Except as specifically amended or modified hereby, the Agreement shall remain in full force and effect.

5. Miscellaneous.

a. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Employer and its successors and assigns, and to the Owner and the Owner’s heirs, executors or personal representatives and beneficiaries.

b. Governing Law. This Amendment shall be governed by and be construed in accordance with the laws of the State of Maryland, without reference to the conflicts of laws provisions thereof.

c. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the Employer and the Owner have executed and delivered this Amendment to Split Dollar Agreement.

AMERICAN CAPITAL STRATEGIES. LTD.

By:

Name: Title:

OWNER

Roland Cline